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                                                                     Exhibit 4.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            LYONDELL CHEMICAL COMPANY

                        Under Sections 242 and 245 of the
                        Delaware General Corporation Law

         LYONDELL CHEMICAL COMPANY (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

         1. The current name of the corporation is Lyondell Chemical Company. The name under which the Company was originally incorporated was Lyondell Petrochemical Corporation. The original Certificate of Incorporation of the Company (as heretofore amended, the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on November 15, 1985.

         2. The restatement of and amendments to the Certificate of Incorporation have been duly adopted by a resolution of the Board of Directors of the Company (the "Board of Directors") proposing and declaring advisable this Amended and Restated Certificate of Incorporation, and the Company's stockholders have duly approved and adopted the Amended and Restated Certificate of Incorporation, all in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         3. This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Company in its entirety. The amendments to the Certificate of Incorporation effected by this Amended and Restated Certificate of Incorporation include, but are not limited to, amendments to increase the number of authorized shares of capital stock that the Company shall have the authority to issue, to provide for a Series B of common stock, to add provisions relating to dividends, liquidation and voting with respect to the common stock and the Series B common stock of the Company and to delete former Article VIII.

         4. The capital of the Company shall not be reduced under or by reason of the foregoing amendments to the Certificate of Incorporation.

         5. The Certificate of Incorporation is hereby superseded by this Amended and Restated Certificate of Incorporation, which shall henceforth be the Certificate of Incorporation of the Company.

         6. The text of the Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows (hereinafter, the Amended and Restated Certificate of

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Incorporation, as it may be further amended or restated from time to time, is referred to as the "Amended and Restated Certificate of Incorporation").

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                    ARTICLE I
                                      Name

         The name of the Company is LYONDELL CHEMICAL COMPANY.

                                   ARTICLE II
                          Address and Registered Agent

         The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III
                             Description of Business

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

                                   ARTICLE IV
                                  Capital Stock

         The aggregate number of shares of capital stock that the Company shall have authority to issue is 500,000,000, divided into two classes as follows:

         (1) 420,000,000 shares of common stock issued in two series with the first series consisting of 340,000,000 shares, par value $1.00 per share ("Common Stock"), and the second series consisting of 80,000,000 shares of Series B common stock, par value $1.00 per share ("Series B Common Stock"); and

         (2) 80,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

         (3) Shares of any class or series of capital stock of the Company may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Except as may be provided otherwise in any certificate of designation for any series of preferred stock, the number of authorized shares of any class or series of capital stock of the Company may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of at least a majority of the then outstanding Voting Stock (as defined below), voting as a single class. The term "Voting Stock" shall mean all outstanding shares of all classes and series of capital stock of the Company entitled to vote generally in the election of Directors of the Company, considered as one class;

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and, if the Company shall have outstanding at any time shares of Voting Stock entitled to more or less than one vote for any such share, each reference in this Amended and Restated Certificate of Incorporation to a proportion or percentage in voting power of Voting Stock shall be calculated by reference to the portion or percentage of all votes entitled to be cast by holders of all such shares generally in the election of Directors of the Company.

         The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions, of the Preferred Stock, the Common Stock and the Series B Common Stock.

                           SECTION I. PREFERRED STOCK

         Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized from time to time to provide for the issuance of Preferred Stock in one or more series, and to establish and fix by resolution or resolutions providing for the issuance of each such series the number of shares to be included in such series and the voting and other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each such series, to the full extent now or hereafter permitted by law, subject to any other provision of this Amended and Restated Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of stock of the Company entitled to vote thereon having a majority of the votes entitled to be cast, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a separate vote of any of such holders is required pursuant to the resolution or resolutions establishing any such series of Preferred Stock.

                            SECTION II. COMMON STOCK

         (1) Common Stock and Series B Common Stock Otherwise Identical. Except as otherwise set forth in this Article IV, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock and the Series B Common Stock shall be identical in all respects. The shares of Common Stock shall constitute one series of common stock and the shares of Series B Common Stock shall constitute a second series of common stock, and together the two series shall constitute one class of common stock.

         (2) Dividends.

                (a) Subject to any requirements with respect to preferential or participating dividends as shall be provided by the express terms of any outstanding series of Preferred Stock and subject to Section II(2)(b), holders of the Common Stock and the Series B Common Stock shall be entitled to receive such dividends thereon, if any, as may be declared from time to time by the Board of Directors.

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             (b) The Board of Directors shall not declare any dividend on the
     Common Stock without declaring a dividend in the same amount and form per share on the Series B Common Stock; provided, however, in the event a cash dividend is declared on the Common Stock, the Company may, at its option and in its sole discretion, declare and pay the corresponding dividend on shares of Series B Common Stock by issuance of additional shares of fully paid and nonassessable shares of Series B Common Stock ("PIK Dividend"). Any such PIK Dividend shall be declared at the same time and shall have the same record date as the corresponding cash dividend on Common Stock, but the payment date for any dividend on Series B Common Stock that is paid in the form of shares of Series B Common Stock shall be 10 Business Days (as defined below) after the payment date for the corresponding cash dividend on shares of Common Stock, in order that the number of shares may be calculated pursuant to the following sentence. The number of shares of Series B Common Stock to be issued in lieu of cash shall be determined by dividing the amount of the cash dividend per share declared with respect to the Common Stock by the average (calculated to the nearest thousandth) of the Daily Prices (as defined below) of the Common Stock for the ten consecutive Business Days commencing four Business Days prior to the payment date for the cash dividend on the Common Stock and ending five Business Days thereafter. For purposes of this calculation, (i) the "Daily Price" for any day shall mean the average (calculated to the nearest thousandth) of the high and low per share sales prices of the Common Stock on such day for sales conducted regular way, as such high and low per share sales prices are reported on www.nysenet.com or, if not reported thereby, another authoritative source and (ii) "Business Day" shall mean any day on which the New York Stock Exchange, Inc. is open for trading. No fractional shares of Series B Common Stock shall be issued as a dividend pursuant to the foregoing method of valuation. Instead, the aggregate number of shares of Series B Common Stock issuable to each record holder in accordance with the foregoing method of valuation shall be rounded to the nearest whole number. The payment of dividends to holders of Series B Common Stock in shares of Series B Common Stock as set forth above shall constitute full payment of such dividend.

         (3) Liquidation. In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of the Common Stock and the Series B Common Stock then outstanding shall be entitled to receive such assets and properties of the Company, tangible and intangible, as are available for distribution to stockholders of the Company ratably in proportion to the number of shares of Common Stock and Series B Common Stock held by each holder (such that the Common Stock and the Class B Common Stock shall be treated identically), after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which holders of each outstanding series of Preferred Stock are entitled by the express terms of such series.

         (4) Reorganization or Merger. In the case of any reorganization, consolidation or merger involving the Company -- except as otherwise approved by the affirmative vote of a majority of the outstanding shares of the Common Stock, voting as a separate class, and the affirmative vote of a majority of the outstanding shares of Series B Common stock, voting as a separate class -- each holder of a share of Common Stock or Series B

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Common Stock shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) upon the reorganization, consolidation or merger as shall be received by a holder of a share of the other series; provided, however, that the foregoing shall not apply to (i) any merger in which the Company is the continuing corporation and which does not result in any distribution of shares of stock or other securities or property (including cash) to the holders of, or any reclassification or change in, the outstanding shares of Common Stock or Series B Common Stock or (ii) any merger in which the Company merges with or into a wholly owned subsidiary solely for the purpose of forming a holding company, whether such holding company is formed without a vote of the stockholders pursuant to Section 251(g) of the General Corporation Law of Delaware or formed with the approval of the stockholders. In the case of a merger referred to in clause (ii), each share of Common Stock and each share of Series B Common Stock outstanding immediately prior to such merger shall be converted into a share of common stock of such holding company having the same respective rights, powers and preferences, and the same respective qualifications, limitations and restrictions thereon, as the Common Stock or the Series B Common Stock, as the case may be, being converted in such merger.

        (5)  Voting.

             (a) The holders of shares of Common Stock and the holders of shares of Series B Common Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Company and to vote together as a single class (subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock and/or Series B Common Stock) at all such meetings on each matter submitted to a vote of stockholders, except as otherwise provided by this Amended and Restated Certificate of Incorporation or as otherwise provided by Delaware law with respect to matters as to which the holders of one series of shares of a class of the Company's capital stock are entitled to vote separately as a class. Each holder of shares of Common Stock and Series B Common Stock shall have the right to one vote for each share of common stock held of record on the books of the Company.

             (b) Except as otherwise provided by Delaware law or Article VII hereof, the provisions of this Amended and Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the affirmative vote of holders of at least a majority of the then outstanding shares of Voting Stock, voting together as a single class; provided, however, that, except as provided in paragraph (c) of this Section II(5), any proposal to modify, revise, alter or amend this Amended and Restated Certificate of Incorporation (whether by merger, consolidation or otherwise) in any manner that would alter or change the powers, preferences or special rights of the shares of either the Common Stock or the Series B Common Stock so as to affect them adversely also will require the approval of the holders of shares having a majority of the votes entitled to be cast by the holders of the shares of the series so affected by the proposed amendment (or if such series is Series B Common Stock, shares having 80% of such votes), voting as a separate class. Any increase in the authorized number of shares of any class or classes of stock of the

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     Company, or the creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock, shall be deemed not to affect adversely the powers, preferences or special rights of the shares of either the Common Stock or the Series B Common Stock.

             (c) The holders of Common Stock and Series B Common Stock shall vote together as a single class, and not as two separate series, on any proposal to approve (i) any reorganization, consolidation or merger in which each holder of a share of Common Stock and each holder of a share of Series B Common Stock shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger as shall be received by a holder of a share of the other such series, (ii) any merger of a type described in clauses (i) or (ii) of
     Section II(4) or (iii) any other merger in which the shares of stock receivable by the holders of Common Stock and Series B Common Stock pursuant thereto shall have the same respective rights, powers and preferences, and the same respective qualifications, limitations or restrictions, as the shares of Common Stock and the Series B Common Stock prior thereto.

        (6)  Conversion of Shares of Series B Common Stock into Common Stock.

             (a) Shares of Series B Common Stock may be converted into shares of Common Stock at the option of the holder at any time on or after the date of issuance of the shares or such later date as may be fixed by the Board of Directors in resolutions authorizing the issuance of such shares.

             (b) The Company may, at its option and in its sole discretion, at any time convert any or all shares of Series B Common Stock into shares of Common Stock.

             (c) Each share of Series B Common Stock properly submitted to the Company for conversion shall be converted into one share of fully paid and nonassessable Common Stock in accordance with the following:

                 (i) such right shall be exercised by the holder by surrender of the certificate representing such share of Series B Common Stock to be converted to the Company at any time during normal business hours to the office of the Secretary of the Company at the principal executive offices of the Company or, if an agent for the registration of transfer of shares of Series B Common Stock is then duly appointed and acting (said agent being hereinafter called the "Transfer Agent"), then at the office of the Transfer Agent, accompanied by (x) a written notice of the election by the holder thereof to convert, (y) instruments of transfer (if so required by the Company or the Transfer Agent) in a form reasonably satisfactory to the Company or the Transfer Agent, duly executed by such holder or his duly

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             authorized attorney and (z) transfer tax stamps or funds therefor, if required pursuant to subparagraph (iii) below;

                 (ii) as promptly as practicable after the surrender for conversion of a certificate representing shares of Series B Common Stock in the manner provided in the foregoing paragraph and the payment in cash of any amount required by the provisions of subparagraph (iii) below or upon the Company's exercise of its conversion rights pursuant to Section II(6)(b), the Company will deliver or cause to be delivered at the office of the Company or the Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Series B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that if any such surrender occurs on any date when the stock transfer books of the Company shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof and such conversion shall be deemed to have been made, immediately prior to the close of business on the next succeeding day on which such stock transfer books are open; and

                 (iii) the issuance of certificates for shares of Common Stock upon conversion of shares of Series B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Series B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any applicable tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid.

             (d) Notwithstanding the foregoing, there shall be no conversion of shares of Series B Common Stock into shares of Common Stock pursuant to the provisions of this Section II(6) in any time period commencing with the date a dividend is declared and ending on the related record date, after which record date conversion pursuant to Sections II(6)(a),(b) and (c) above may resume.

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          (7)  Outstanding Common Stock. Upon this Amended and Restated
Certificate of Incorporation becoming effective in accordance with Section 103 of the DGCL (the "Effective Time"), each share of common stock, par value $1.00 per share, that was issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof or any other person be reclassified as one share of Common Stock.

                                    ARTICLE V
                   Annual and Special Meetings of Stockholders

          Any action required or permitted to be taken by the holders of the stock of the Company may be effected either at a duly called annual or special meeting of such holders or by consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Company may be called only by the written consent of the stockholders owning a majority of the capital stock issued and outstanding and entitled to vote or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the Chairman of the Board.

                                   ARTICLE VI
                                    Directors

          (1) The business and affairs of the Company shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the By-Laws of the Company. The number of the directors of the Company shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Company.

          (2) Nominations for the election of directors may be made by the Board of Directors or by any record owner of stock of the Company.

          (3) Newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, by a sole remaining director or by the affirmative vote of the majority of all votes entitled to be cast by the holders of stock of the Company at a duly called annual or special meeting of such holders or by consent in writing by such holders. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been elected and qualified or until the director's earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (4) Any one or more directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

          (5) The Board of Directors shall have the power to adopt, amend and repeal the By-Laws of the Company.

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                                   ARTICLE VII
                              Directors' Liability

          To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article VII by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of not less than 66-2/3 percent of all votes entitled to be cast by the holders of stock of the Company shall be required to amend or repeal this
Article VII or to adopt any provision inconsistent herewith.

                                  ARTICLE VIII
                              Other Considerations

          The Board of Directors of the Company, when evaluating any offer of a person, other than the Company itself, to (a) make a tender or exchange offer for any equity security of the Company, (b) merge or consolidate the Company with another person or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Company shall, in connection with the exercise of its business judgment in determining what is in the best interests of the Company and its stockholders, be entitled to give due consideration to all factors that the Board of Directors determines to be relevant, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Company and its subsidiaries and on the communities in which the Company and its subsidiaries operate or are located.


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          IN WITNESS WHEREOF, the Company has caused this Amended and Restated
Certificate of Incorporation to be signed by its duly authorized officer, this 21/st/ day of August, 2002


                                      LYONDELL CHEMICAL COMPANY


                                      By  /s/ KERRY A. GALVIN
                                          -------------------
                                          Name:  Kerry A. Galvin
                                          Title: Senior Vice President, General
                                                 Counsel & Secretary